Exhibit 99.1

GREG HENRY APPOINTED CEO OF DECISIONPOINT SYSTEMS

Veteran of 14 Years with DecisionPoint and 13 Years with Symbol Technologies

Irvine, CA (June 9, 2015) DecisionPoint™ Systems, Inc. (OTCQB: DPSI), a leading provider and integrator of Enterprise Mobility and Wireless Applications solutions, announced today its Board of Directors has appointed Senior Vice President/Operations & Software Services Greg Henry, 52, to be Chief Executive Officer of the Company, effective immediately. Mr. Henry joined DecisionPoint Systems in early 2001, and is the Company’s longest-serving executive, having worked in a variety of different capacities. Mr Henry succeeds Director James F. DeSocio, who had served as interim Chief Executive Officer since November 2014, and will remain on the Board of Directors.

Robert Schroeder, Chairman of the Board, commented, “There is no doubt in anyone’s mind that Greg Henry knows more about this business than anyone. He has helped build it, helped develop products and services, has worked with the most important customers, and has been responsible for marketing and sales channels. He came to DecisionPoint from thirteen years at Motorola Solutions’ Symbol Technologies group – a principal supplier of today’s DecisionPoint products. His appointment will please stakeholders and customers alike. We interviewed some excellent outside applicants, but we decided that Greg, an insider who has no learning curve to slow him down, is definitely our best candidate.”

Mr Henry joined DecisionPoint Systems in March 2001 as Vice President/Solutions Architecture. He advanced to Vice President/Product Management & Marketing in January 2012, and then to Senior Vice President/Operations & Software Services in November 2013.

Prior to joining DecisionPoint, Mr Henry was for thirteen years with Symbol Technologies, which was purchased by Motorola Solutions, and most recently purchased by Zebra Technologies Corp. He began at Symbol as a Senior Systems Analyst in May 1988, and rose through management positions to become Director/Professional & Customer Services in November 1998.

He holds a Bachelor of Science in Business Administration and Marketing from California State University in Sacramento. He lives with his family in Mission Viejo.

About DecisionPoint™ Systems, Inc.

DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievements in the future to differ materially from forecasted results, performance, and achievements.  Known risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to its forward-looking statements to reflect events or circumstances after the date hereof, including without limitation unanticipated events or changes in the Company's plans or expectations.

Contacts:

DecisionPoint™ Systems, Inc.
Michael Roe

Chief Financial Officer

(949) 465-0065

DresnerAllenCaron
Rudy Barrio (investors)
r.barrio@allencaron.com

(212) 691-8087